Citrus Lane, Inc.    Exhibit 99.1
Financial Statements
Years Ended December 31, 2013 and 2012

Independent Auditor’s Report

To the Board of Directors
Citrus Lane, Inc.
Mountain View, California

Report on the Financial Statements
We have audited the accompanying financial statements of Citrus Lane, Inc. which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citrus Lane, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Irvine, California
October 2, 2014

Citrus Lane, Inc.
Balance Sheets
(In thousands except share and par value amounts)

	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$2,922	$2,743
Accounts receivable	47	100
Inventory	1,735	238
Prepaid expenses and other current assets	197	69
Total current assets	4,901	3,150
Property and equipment, net	53	38
Other non-current assets	37	17
Total assets	$4,991	$3,205

Liabilities and stockholders' equity
Current liabilities:
Note payable	$680	$—
Accounts payable	746	65
Accrued expenses and other current liabilities	209	146
Deferred revenue	1,139	499
Total current liabilities	2,774	710
Note payable, net of current portion	902	—
Other non-current liabilities	41	—
Total liabilities	3,717	710

Commitment and contingencies (see note 8)

Stockholders' equity
Series seed convertible preferred stock, $.0001 par value:
2,608,693 shares authorized, issued and outstanding
at December 31, 2013 and 2012, respectively	1,491	1,491
Series A convertible preferred stock, $.0001 par value:
3,853,417 shares authorized, issued and outstanding
at December 31, 2013 and 2012, respectively	5,035	5,035
Series A-1 convertible preferred stock, $.0001 par value:
2,000,000 shares authorized; 1,913,497 shares issued
and outstanding at December 31, 2013	3,132	—
Common stock, $.0001 par value: 20,000,000 shares
authorized; 6,026,532 and 5,911,379 shares issued and
outstanding at December 31, 2013 and 2012, respectively	1	1
Additional paid-in capital	218	105
Accumulated deficit	(8,603)	(4,137)
Total stockholders' equity	1,274	2,495
Total liabilities and stockholders' equity	$4,991	$3,205

See accompanying notes to the financial statements.

Citrus Lane, Inc.
Statements of Operations
(In thousands)

	Year Ended
	December 31,	December 31,
	2013	2012

Revenue	$5,846	$1,378
Cost of revenue	5,262	1,485
Operating expenses:
Selling and marketing	2,507	1,147
Research and development	1,372	833
General and administrative	1,073	835
Depreciation and amortization	30	17
Total operating expenses	4,982	2,832

Operating loss	(4,398)	(2,939)

Other (expense) income
Interest expense	(58)	—
Other (expense) income, net	(10)	4
Net loss	$(4,466)	$(2,935)

See accompanying notes to the financial statements.

Citrus Lane, Inc.
Statements of Stockholders' Equity
(In thousands)

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Par Value	Capital	Deficit	Equity

Balances, December 31, 2011	2,609	$1,491	—	$—	—	$—	5,547	$1	$26	$(1,202)	$316
Issuance of preferred stock, net
of issuance costs of $65	—	—	3,853	5,035	—	—	—	—	—	—	5,035
Exercise of stock options	—	—	—	—	—	—	334	—	27	—	27
Reclassification of early-exercise
liability relating to stock options	—	—	—	—	—	—	(315)	—	(25)	—	(25)
Vesting of early exercised stock options	—	—	—	—	—	—	502	—	40	—	40
Repurchase of common stock (forfeited early exercised stock options)	—	—	—	—	—	—	(157)	—	(12)	—	(12)
Stock-based compensation expense	—	—	—	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	—	—	—	(2,935)	(2,935)
Balances, December 31, 2012	2,609	1,491	3,853	5,035	—	—	5,911	1	105	(4,137)	2,495
Issuance of preferred stock, net of
issuance costs of $18	—	—	—	—	1,913	3,132	—	—	—	—	3,132
Issuance of first tranche of preferred stock
warrants for amended loan agreement	—	—	—	—	—	—	—	—	13	—	13
Exercise of stock options	—	—	—	—	—	—	89	—	13	—	13
Reclassification of early-exercise
liability relating to stock options	—	—	—	—	—	—	(5)	—	(3)	—	(3)
Vesting of early exercised stock options	—	—	—	—	—	—	68	—	7	—	7
Repurchase of common stock (forfeited early exercised stock options)	—	—	—	—	—	—	(36)	—	(3)	—	(3)
Stock-based compensation expense	—	—	—	—	—	—	—	—	86	—	86
Net loss	—	—	—	—	—	—	—	—	—	(4,466)	(4,466)
Balances, December 31, 2013	2,609	$1,491	3,853	$5,035	1,913	$3,132	6,027	$1	$218	$(8,603)	$1,274

See accompanying notes to the financial statements.

Citrus Lane, Inc.
Statements of Cash Flows
(In thousands)

	Year Ended
	December 31, 2013	December 31, 2012

Cash flow from operating activities
Net loss	$(4,466)	$(2,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30	17
Amortization of debt issuance costs	15	—
Compensation recognized under stock option plan	86	49
Change in fair value of warrants	13	—
Changes in operating assets and liabilities:
Accounts receivable	53	(99)
Inventory	(1,497)	(217)
Prepaid expenses and other current assets	(102)	(57)
Other non-current assets	(1)	1
Accounts payable	681	11
Accrued expenses and other current liabilities	67	48
Deferred revenue	640	379
Net cash used in operating activities	(4,481)	(2,803)

Cash flow from investing activities
Purchases of property and equipment	(43)	(38)
Net cash used in investing activities	(43)	(38)

Cash flow from financing activities
Proceeds from issuance of secured notes payable	1,729	—
Payments of secured notes payable	(168)	—
Proceeds from issuance of convertible preferred stock	3,132	5,035
Proceeds from exercise of stock options	13	27
Repurchase of common stock (forfeited early exercised stock options)	(3)	(12)
Net cash provided by financing activities	4,703	5,050

Net increase in cash and cash equivalents	179	2,209
Cash and cash equivalents, beginning of period	2,743	534
Cash and cash equivalents, end of period	$2,922	$2,743

Supplemental disclosure of cash and non-cash activities
Cash paid for interest	$43	$—
Issuance of warrants with secured notes payable	$41	$—

See accompanying notes to the financial statements.

Citrus Lane, Inc.
Notes to Financial Statements
Years Ended December 31, 2013 and 2012

1. Nature of Business
Citrus Lane, Inc. (the Company) is a social e-commerce platform focused on children's merchandise that generates revenue through the sale of subscriptions and other e-commerce products to customers in the United States. The Company was formed in 2011 as a C corporation under Delaware law and is headquartered in Mountain View, California.
On July 17, 2014, the Company was acquired by Care.com, Inc. (See Note 9)
Certain Significant Risks and Uncertainties
We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows: rates of revenue growth; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; acquisitions and investments; qualified employees and key personnel; protection of our brand and intellectual property; protection of customers’ information and privacy concerns; and security measures related to our website, among other things.
2. Summary of Significant Accounting Policies
The accompanying financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the financial statements.
Basis of Presentation
Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), applied on a consistent basis. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to revenue allowances, the valuation of common and preferred stock and warrants to purchase preferred stock, the determination of the fair value of stock-based awards, and the recoverability of the Company’s net deferred tax assets and related valuation allowance. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from the estimates.

Revenue Recognition
The Company generates revenue through sales of merchandise intended for children aged from newborns through age five. The majority of sales are through the sale of subscription discovery boxes (“subscription sales”), whereby customers prepay to receive monthly shipments of a box containing children’s merchandise. The subscriptions offered to our customers are for one, three, six or twelve month terms. The contents of the boxes are changed each month and include four to five different products such as toys, books, snacks and household products. The Company offers different boxes each month that are tailored based on the age and gender of the child.
During 2013 the Company also began selling individual products on an a-la-carte basis through its “add-to-box” and e-commerce shop offerings. “Add-to-box” sales are extra items that customers can add to their subscription box and are shipped with the box. However, while only subscription customers are eligible to make “add-to-box” purchases and the “add-to-box” products are shipped with the subscription discovery boxes, they are nonetheless purchased by the customer separately from the subscription sale. The e-commerce shop offerings are also sold separately from subscription sales.
The Company also generates limited amounts of revenue from vendors that pay the Company to include advertising inserts in the subscription boxes.
The Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. For product sales, these criteria are met when the customer orders an item through the Company’s website via the electronic shopping cart, funds are collected from the customer and the item is shipped to the customer. The Company’s subscription sales are considered to qualify for the proportional performance model, whereby revenue is recognized on a pro rata basis as the boxes are shipped over the term of the subscription. The Company recognizes revenue from advertising inserts when the boxes that include the inserts have been shipped.
To encourage customers to purchase the Company’s products, the Company periodically provides incentive offers. Generally, these promotions include dollar-off and percentage-off discounts to be applied against current purchases. The Company records such discounts as a reduction of the sales price of the related transaction. The Company also grants merchandise credits to participants in the Company’s referral program when the customer referral results in a sale, whereby both the existing customer making the referral and the new customer receive a credit. The Company records these merchandise credits as a reduction of revenue at the time revenue is recognized related to the current purchase triggering the referral credits, with the amount recorded for the credit issued to the existing customer being based on estimated future redemption rates.
Gift cards and online marketplace vouchers are recorded as deferred revenue. The Company recognizes revenue for such gift cards and online marketplace vouchers when redeemed by a customer and the product is shipped. As the gift cards and online marketplace vouchers do not expire, the Company indefinitely records the full value of the unredeemed gift cards and online marketplace vouchers as deferred revenue until redeemed.

Subscription sales are not eligible for return. Individual product sales are eligible for return within thirty days of receipt for merchandise credits, less a return fee to cover shipping and re-stocking costs. In these instances, the Company has established a sales return reserve based on the Company’s historical experience. To date, these reserves have not been significant.
The Company has procedures in place to detect and prevent credit card fraud as the Company has exposure to losses from fraudulent charges. Due to the insignificant losses related to chargebacks, the Company records such losses as incurred.
Shipping and handling charges are included in revenue on a gross basis. Taxes that are collected from customers and remitted to government authorities are presented on a net basis and are excluded from revenue.
Cost of Revenue
Cost of revenue consists of the purchase price of merchandise sold to customers, inbound and outbound shipping and handling costs, packaging supplies, merchant fees and fulfillment costs. Fulfillment costs represent those costs incurred in operating and staffing the fulfillment centers; such as costs attributed to receiving, inspecting, picking, packaging and preparing customer orders for shipment. These fulfillment costs include direct payroll, related benefit costs and stock-based compensation expense.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses were approximately $1,465,000 and $461,000 for the years ended December 31, 2013 and 2012, respectively. Advertising expenses are classified within selling and marketing expense in the accompanying statements of operations.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as a change in the equity of a business enterprise during a period from transactions, and other events and circumstances from non-owner sources. We have not recognized any components of comprehensive income (loss) for any period. Accordingly, net income (loss) equals comprehensive income (loss) for all periods presented in the accompanying financial statements.
Cash and Cash Equivalents
We consider highly liquid investments purchased with an original maturity of 90 days or less at the time of purchase to be cash equivalents. As of December 31, 2013 and 2012, we did not have any cash equivalents.

Accounts Receivable
The majority of sales are conducted with credit cards and accounts receivable are composed primarily of amounts due from financial institutions related to those credit card sales as well as amounts due from companies that sell our product through online marketplace vouchers. The Company does not maintain an allowance for doubtful accounts as payment is typically received within a few business days after the sale.
Inventories
The Company’s inventories, which consist primarily of children’s toys, apparel and gear, are stated at the lower of cost or market and valued on a first in, first out (FIFO) basis. Inventory costs primarily consist of product costs from suppliers, as well as inbound shipping and handling fees. The majority of the Company’s inventories are not purchased until the Company receives a customer order related to either subscription or individual product sales and is subsequently relieved from inventories when it is delivered to the customer.
Merchandise Deposits
Merchandise deposits represent advance payments to vendors for products for which the Company has placed a purchase order but does not have title to the inventory.
Property and Equipment
Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the estimated useful life of the assets, as follows:

Asset Description	Estimated Useful Life
Computer equipment and software	3 years
Leasehold improvements	Lesser of asset life or lease term
Furniture and fixtures	3 years

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment.
In accordance with ASC 360-10-35-15, Property, Plant and Equipment-Impairment or Disposal of Long-Lived Assets, we review the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value. We have not recognized any impairment losses during the years ended December 31, 2013 and 2012.

Software Development Costs
Internal and external software development costs associated with the development of the Company’s website and software for internal use are expensed to research and development during the preliminary project stage and capitalized during the application development stage. To date, costs incurred during the application development stage have been insignificant. During the years ended December 31, 2013 and 2012, we believe the substantial majority of our development efforts were either in the preliminary stage of development or were for maintenance of, and minor upgrades and enhancements to internal-use software and, accordingly, application development costs have been insignificant.
Deferred Revenue
Deferred revenue primarily consists of payments received in advance of revenue recognition of the product sales described above, and is recognized when the revenue recognition criteria are met. Our customers pay for most product sales in advance, including subscription sales which are typically fully paid in advance regardless of the length of the subscription term. All deferred revenue amounts are expected to be recognized within the twelve months following the balance sheet dates, and accordingly are classified within current liabilities in the accompanying balance sheets.
Stock-Based Compensation
The Company accounts for its stock-based compensation awards in accordance with ASC 718, Compensation-Stock Compensation (ASC 718). ASC 718 requires all stock-based payment arrangements to be recognized in the statements of operations and comprehensive income (loss) based on their estimated fair values. The Company accounts for stock-based payment arrangements with non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees (ASC 505-50), which requires the estimated fair value of the awards to be remeasured at fair value until either a performance commitment is reached or counterparty performance is complete. The Company’s stock-based payment arrangements are comprised solely of options to purchase shares of the Company’s common stock.

The Company estimates the fair value of options to purchase shares of the Company’s common stock using the Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option pricing model requires the input of certain subjective assumptions, including: (i) the estimated fair value of the Company’s common stock, (ii) the expected term of the award, (iii) the expected stock price volatility, (iv) the risk-free interest rate, and (v) the expected dividend rate. In the absence of a public trading market for the Company’s common stock, on each grant date, the Company developed an estimate of the fair value of its common stock in order to determine an exercise price for the option grants. The Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. The assumptions used in the valuation models were based on future expectations combined with management’s judgment. The Company’s Board of Directors determined the estimated fair value of the Company’s common stock underlying its stock-based payment arrangements, with input from management, based on a number of objective and subjective factors, including external market conditions affecting the industry sector, the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common stock at the time and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company. The Company granted options to purchase shares of its common stock at exercise prices not less than the estimated fair value of its common stock as determined by the Board of Directors contemporaneously at the date such grants were made.
The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to non-employees, the Company utilizes the contractual term of the arrangement as the basis for the expected term assumption. Due to the lack of a public market for the trading of the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and nature of industry focus. The Company believes the group selected has sufficiently similar economic and industry characteristics, and includes companies that are most representative of the Company. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock, which is similar to the Company’s peer group.
The Company is also required to estimate forfeitures at the time of grant, and revise those estimates in the subsequent periods if actual forfeitures differ from its estimates. The Company uses historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from the Company’s estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised. Stock-based compensation expense recognized in the financial statements is based on awards that are ultimately expected to vest. No compensation cost is recorded for options that do not vest.

The Company’s stock-based payment arrangements are exclusively subject to service based vesting conditions. Compensation expense related to awards to employees with service based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Consistent with the guidance in ASC 505-50, compensation expense related to awards to non-employees with service based vesting conditions is recognized on a straight-line basis based on the then-current estimated fair value at each financial reporting date prior to the measurement date over the associated service period of the award, which is generally the vesting term.
Certain of the Company’s option awards provide the holder the right to exercise prior to the award becoming vested.  The early exercise of a stock option is not considered to be a substantive exercise for accounting purposes.  Therefore, the payment received by the Company for the exercise price is classified as a liability that is amortized into additional paid-in capital as the associated awards vest.  Upon the employee's termination, the Company has a right to repurchase the shares pertaining to the unvested portion of the award at the original purchase price per share.
Warrants to Purchase Contingently Redeemable Securities
The Company has issued warrants to purchase shares of the Company’s series A and series A-1 convertible preferred stock. The Company accounts for warrant instruments that either conditionally or unconditionally obligate the issuer to transfer assets as liabilities regardless of the timing of the redemption feature or price, even though the underlying shares may be classified as permanent or temporary equity. In the case of the warrants to purchase series A convertible preferred stock, there were no authorized and unissued shares of series A convertible preferred stock available at the time the warrants were issued to allow for settlement in stock upon exercise, and as a result the warrants to purchase series A convertible preferred stock have been accounted for as a liability. The liability is remeasured at each balance sheet date with changes to fair value being recognized as a component of other income (expense) in the statement of operations. The Company will continue to remeasure the fair value of the liability for warrants to purchase contingently redeemable securities at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time as there is a sufficient number of authorized and unissued shares of the underlying convertible preferred stock. The Company subsequently authorized additional shares of series A convertible preferred stock in July 2014 to allow the warrants to be exercised.
Income Taxes
We account for income taxes in accordance with ASC 740, Income Taxes. ASC 740 is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for operating loss and tax credit carryforwards. ASC 740 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. At December 31, 2013 and 2012, we did not have any uncertain tax positions.

Concentrations of Credit Risk
Financial instruments which potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable. We place our cash with a major financial institution in the United States that management assesses to be of high-credit quality in order to limit exposure. The credit risk for our accounts receivable is mitigated by a relatively short collection period and the creditworthiness of the financial institutions. We perform on-going credit evaluations of the financial institutions and monitor the requirement for an allowance for potential credit losses. We have not historically experienced significant credit losses. We have determined that an allowance for potential credit losses is not required at either December 31, 2013 or 2012.
Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•	Level 1 inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

•
Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements
The Series A preferred stock warrants are measured at fair value on a recurring basis. The fair value of the warrants was determined using the Black-Scholes option-pricing model and the Company has not changed the manner in which it values the fair value of this liability using Level 3 inputs. The Series A preferred stock warrants were issued in 2013 and as of December 31, 2013 the fair value of this liability was approximately $41,000. The warrant liability is classified within other non-current liabilities in the accompanying balance sheets. During the year ended December 31, 2013 the change in fair value of the warrants amounted to approximately $13,000. Refer to Note 5 for the discussion of the methodology used to measure the fair value of the preferred stock warrants The Company has no other assets or liabilities that are subject to recurring fair value measurements.

Non-Recurring Fair Value Measurements
We remeasure the fair value of certain assets and liabilities upon the occurrence of certain events. Such assets are comprised of long-lived assets, including property and equipment and intangible assets. No remeasurement of such assets occurred at December 31, 2013 and 2012. Other financial instruments not measured or recorded at fair value in the accompanying balance sheets principally consist of accounts receivable, accounts payable, and accrued liabilities. The estimated fair values of these instruments approximate their carrying values due to their short-term nature. The Company measures the fair value of preferred stock warrants that are treated as equity at the time of issuance. Refer to Note 5 for the discussion of the methodology used to measure the fair value of the preferred stock warrants.
3. Supplemental Balance Sheet Information
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2013	December 31, 2012
Merchandise deposit	$112	$47
Prepaid expenses	51	19
Other current assets	34	3
	$197	$69
Property and equipment, net consisted of the following (in thousands):

	December 31, 2013	December 31, 2012
Computer equipment	$85	$42
Leasehold improvements	10	10
Furniture and fixtures	4	4
	99	56
Less: accumulated depreciation	(46)	(18)
Property and equipment, net	$53	$38
Depreciation and amortization expense was approximately $30,000 and $17,000 for the years ended December 31, 2013 and 2012, respectively, which includes amortization expense of approximately $2,000 in each year related to intellectual property contributed by the founders (See Note 5).

4. Debt
Secured Notes Payable
On January 13, 2013, the Company entered into a loan and security agreement (“Loan Agreement”) with a lender to borrow up to $1,750,000 through September 30, 2013, and made borrowings under the Loan Agreement of $875,000 in February 2013 and an additional $875,000 in September 2013. The $1,750,000 borrowed under the original Loan Agreement bears interest at 5.25% and the repayment schedule involves monthly interest-only payments through September 2013 and then thirty monthly installment payments of principle and interest commencing in October 2013. The amount outstanding under the Loan Agreement as of December 31, 2013 was approximately $1,582,000. The Company paid the entire amount outstanding on the note payable in July 2014, in connection with the acquisition by Care.com.
On December 31, 2013, the Company and the lender entered into an amendment to the Loan Agreement which provided additional borrowings of up to $1,000,000 through October 31, 2014. There were no amounts outstanding as of December 31, 2013 related to the amendment to the Loan Agreement. The Company subsequently borrowed the additional $1,000,000 in March 2014. See Note 9 for further discussion.
Interest expense for the years ended December 31, 2013 and 2012, was approximately $58,000 and $0, respectively.
In January 2013, in connection with Loan Agreement, the Company issued a fully vested warrant to purchase 45,559 shares of the Company’s Series A preferred stock. The fair value of the warrants at issuance, in the aggregate amount of $28,000, was recorded as a debt issuance cost and is being amortized as additional interest expense over the term of the notes. The Company recognized approximately $8,000 of additional interest expense for the year ended December 31, 2013 associated with this Series A preferred stock warrant. Also on December 31, 2013, the Company issued a warrant to purchase shares of the Company’s Series A-1 preferred stock in connection with the amendment of the Loan Agreement. The first tranche included a warrant to purchase 12,859 shares that were fully vested upon issuance of the amendment to the Loan Agreement and the second tranche included a warrant to purchase another 12,859 shares which were issued and fully vested upon the funding date of the amended Loan Agreement (March 2014). The fair value of the first and second tranche of warrants was approximately $13,000 and $13,000, respectively, and are recorded as a debt issuance cost which will be amortized as additional interest expense over the term of the notes. The Company recognized no additional interest expense for the year ended December 31, 2013 associated with this Series A-1 preferred stock warrant.
Future principal payments on the notes payable as of December 31, 2013 are as follows (in thousands):

Year ended December 31,
2014	$680
2015	717
2016	185
Total principal payments	1,582
Less current portion	(680)
Note payable, net of current portion	$902

5. Stockholders’ Equity
Convertible Preferred Stock
As of December 31, 2013, the authorized capital stock of the Company included 8,462,110 shares of preferred stock, par value $0.0001 per share, of which: (i) 2,608,693 shares have been designated as Series Seed convertible preferred stock (“Series Seed Preferred Stock”), (ii) 3,853,417 shares have been designated as Series A convertible preferred stock (“Series A Preferred Stock”), and (iii) 2,000,000 shares have been designated as Series A-1 Preferred Stock, and all collectively “Preferred Stock.” On March 30, 2012 and April 20, 2012, the Company issued a total of 3,853,417 shares of Series A Preferred Stock at a purchase price per share of $1.3235 for aggregate proceeds totaling approximately $5,100,000. Additionally, on June 18, 2013, the Company issued a total of 1,913,497 shares of Series A-1 Preferred Stock at a purchase price per share of $1.6462 for aggregate proceeds totaling approximately $3,150,000. In connection with the issuance of Series A-1 Preferred Stock, the rights, preferences, and privileges for all classes of preferred stock then-existing were modified, as follows:
Voting
The holders of shares of preferred stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted for vote to the stockholders of the Company. The holders of shares of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of the applicable series of preferred stock held by such holder are convertible at the time of such vote.
Dividends
The holders of shares of preferred stock are entitled to receive dividends prior and in preference to any common stock dividends at the applicable dividend rate, when and if declared by the board of directors. Such dividends are not cumulative. The dividend rates are $0.046 per annum for Series Seed Preferred Stock, $0.1059 per annum for Series A Preferred Stock, and $0.1317 per annum for Series A-1 Preferred Stock, subject to adjustment, as defined. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of common stock held under an assumed conversion of Preferred Stock. As of December 31, 2013, no dividends have been declared or paid since the Company’s inception.

Liquidation
In the event of any Liquidation Event, as defined, either voluntary or involuntary, the holders of the preferred stock are entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of common stock, an amount per share equal to the greater of (i) the sum of the applicable Original Issue Price, as defined, for such series of preferred stock, plus declared but unpaid dividends on such share or (ii) such amount per share as would have been payable had each such share of preferred stock been converted into common stock immediately prior to the Liquidation Event. If upon the occurrence of such event the Proceeds are insufficient to permit the payment to such holders of the full preferential amounts, then the Proceeds shall be distributed ratably to holders of the Preferred Stock in proportion to the full preferential amounts. The applicable Original Issue Price is $0.575 for Series Seed Preferred Stock, $1.3235 for Series A Preferred Stock and $1.6462 for Series A-1 Preferred Stock.
After the payment of all preferential amounts required to be paid to the holders of preferred stock, the holders of shares of common stock then outstanding shall be entitled to receive the remaining assets of the Company available for distribution.
Each of the following events shall be considered a Liquidation Event unless the holders of at least a majority of preferred stock elect otherwise:

•	The sale, transfer, exclusive license or other disposition of all or substantially all the assets or intellectual property of the Company.

•
A merger or consolidation of the Company with or into another entity, except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity.

•
The transfer to a person or group of affiliated persons of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company.

•	A liquidation, dissolution or winding up of the Company.
Conversion
Voluntary Conversion
Each share of preferred stock is convertible at any time at the option of the holder into such number of shares of common stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the “Conversion Rate”). The initial Conversion Price per share for each series of preferred stock shall be the Original Issue Price applicable to such series, subject to adjustment.

The Conversion Price of the preferred stock is subject to adjustment as follows:

•	The Company issues additional shares of common stock for consideration less than the Conversion Price applicable to a series of preferred stock in effect at that time.

•
Any split, subdivision or combination of the outstanding common stock. The preferred stock Conversion Price shall be adjusted to reflect a proportionate number of shares to be received upon conversion.

•
Any dividend or distribution to the holders of common stock payable in additional shares of common stock. The preferred stock Conversion Price shall be adjusted to reflect a proportionate number of shares to be received upon conversion.

No adjustment in the applicable Conversion Price shall be made as the result of issuance of additional shares of common stock if (a) the consideration per share is equal to or greater than the Conversion Price in effect immediately prior to the issuance or (b) the common stock is issued with the unanimous approval of the Board of Directors.
As of December 31, 2013, the conversion rate is 1:1, but is subject to adjustment in the future as described herein.
Mandatory Conversion
Each share of preferred stock shall automatically be converted into common stock at the Conversion Rate in effect at the time of conversion, upon the earlier of:

A.
the closing of the sale of common stock to the public in an IPO pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, resulting in at least $25 million of gross proceeds (a “Qualified Public Offering”), or

B.	a date specified by the vote of holders of a majority of the preferred stock then outstanding.
Redemption
The preferred stock is not redeemable at the option of the holder thereof.
The Company evaluated each series of its preferred stock and determined that each individual series is considered an equity host under ASC 815, Derivatives and Hedging. In making this determination, the Company’s analysis followed the whole instrument approach which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the economic characteristics and risks of each series of preferred stock. More specifically, the Company evaluated all of the stated and implied substantive terms and features, including: (i) the existence and nature of any redemption features, (ii) whether the holders of preferred stock were entitled to dividends, (iii) the voting rights of the preferred stock and (iv) the existence and nature of any conversion rights. As a result of the Company’s conclusion that the preferred stock represents an equity host, the conversion feature of all series of preferred stock is considered to be clearly and closely related to the associated preferred stock host instrument. Accordingly, the conversion feature of all series of preferred stock is not considered an embedded derivative that requires bifurcation.

The Company accounts for potentially beneficial conversion features under ASC 470-20, Debt with Conversion and Other Options. At the time of each of the issuances of convertible preferred stock, the Company’s common stock into which each series of the Company’s preferred stock is convertible had an estimated fair value less than the effective conversion prices of the convertible preferred stock. Therefore, there was no beneficial conversion feature on the respective issuance dates.
Convertible Preferred Stock Warrants
Below is a summary of warrants outstanding as of December 31, 2013 and 2012:

	2013	2012
Series A Preferred Stock Warrants	45,559	—
Series A-1 Preferred Stock Warrants	12,859	—
	58,418	—
In January 2013, the Company issued a fully vested warrant to purchase 45,559 shares of the Company’s Series A preferred stock in connection with the Loan Agreement. Also in December 2013, the Company issued a warrant to purchase shares of the Company’s Series A-1 preferred stock in connection with the amendment of the Loan Agreement. The number of shares were issued in two tranches based on 1) .075% of the Company’s outstanding capital stock on a fully diluted basis as of the Loan Agreement amendment issuance date plus 2) .075% of the Company’s outstanding capital stock on a fully diluted bases measured on the funding date of the amendment to the Loan Agreement. The first tranche included 12,859 shares that were fully vested upon issuance of the amendment to the Loan Agreement and the second tranche included 12,859 shares which were issued and fully vested upon the funding date of the amended Loan Agreement (March 2014). No warrants have been exercised as of December 31, 2013.
Below is a summary of the terms and accounting treatment for the warrants outstanding at December 31, 2013:

	Shares	Weighted-Average Exercise Price	Balance Sheet Classification

Series A Preferred Stock Warrants	45,559	$1.32	Liability
Series A-1 Preferred Stock Warrants	12,859	$1.65	Equity
	58,418	$1.39
The warrants have contractual expiration dates ranging in 2023. However, the warrants will otherwise terminate if not exercised within two years of a public offering.

The Company determined the fair value of the warrants to purchase preferred stock at the time of issuance and on each re-measurement date based on input from management and the Board of Directors, which utilized an independent valuation of the Company's enterprise value, determined utilizing an analytical valuation model. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities at the time and the likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company. Additionally, stock price volatility, contractual term of the warrants, risk free interest rates and dividend yield assumptions are also considered in the fair value determination. Any changes in the assumptions used in the valuation could materially affect the financial results of the Company. Due to the nature of these inputs, the valuation of the warrants is considered a Level 3 measurement.
The analytical valuation model used for the year ended December 31, 2013 was the Black Scholes Model and included the following assumptions:

Fair value of underlying instrument	$1.40
Expected volatility	53.00%
Expected term	9.16 years
Risk-free interest rate	2.87%
Expected dividend yield	–%
Common Stock
As of December 31, 2013, the authorized capital stock of the Company included 20,000,000 shares of Common Stock, par value $0.0001 per share. The voting, dividend and liquidation rights of the holders of shares of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. The Common Stock has the following characteristics:
Voting
The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings.
Dividends
The holders of shares of Common Stock are entitled to receive dividends, if and when declared by the board of directors. Cash dividends may not be declared or paid to holders of shares of common stock until paid on each series of outstanding preferred stock in accordance with their respective terms. As of December 31, 2013, no dividends have been declared or paid since the Company’s inception.
Liquidation
After payment to the holders of shares of preferred stock of their liquidation preferences, the holders of shares of Common Stock are entitled to share ratably in the Company’s assets available for distribution to stockholders, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon the occurrence of a deemed liquidation event.

The Company has reserved the following shares of common stock as of December 31, 2013 and 2012:

	2013	2012
Series Seed Preferred Stock	2,608,693	2,608,693
Series A Preferred Stock	3,853,417	3,853,417
Series A-1 Preferred Stock	1,913,497	—
Series A Preferred Stock Warrants	45,559	—
Series A-1 Preferred Stock Warrants	12,859	—
Stock options	1,673,924	1,448,212
Shares available for future issuance under stock incentive plan	1,023,923	1,364,788
	11,131,872	9,275,110
The Company issued 5,518,735 shares of common stock to the Company’s founders in 2011 in return for certain intellectual property contributed by the founders at the time of the inception of the Company.  The common stock and an intangible asset related to the intellectual property were recorded at the estimated fair value of the common stock at the time of issuance of $0.001 per share.  The intellectual property is being amortized over its estimated useful life of three years from the date of contribution and recorded in other non-current assets in the accompanying balance sheets. Certain of the shares were subject to repurchase rights by the Company that were scheduled to lapse on a monthly basis over four years.  Nonetheless, the shares were considered to be issued and outstanding in 2011 and have been presented as such in the accompanying financial statements.  All such shares remained issued and outstanding as of December 31, 2013.
6. Stock-Based Compensation
On March 18, 2011, the Company’s stockholders approved the 2011 Stock Option and Grant Plan (the Plan), as previously adopted by the Company’s Board of Directors on March 17, 2011. The maximum number of shares of common stock initially reserved for issuance under the Plan was 1,656,587, subject to adjustment as set forth in the Plan. On June 1, 2011, the Company’s Board of Directors approved an increase of 626,087 shares to the plan reserve. On March 30, 2012, the Company’s Board of Directors approved an increase of 922,970 shares to the plan reserve. As of December 31, 2013, there is an aggregate of 3,205,644 shares of common stock reserved for issuance under the Plan. For purposes of this limitation, the shares of common stock underlying any awards that are forfeited, canceled, withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of common stock or otherwise terminated other than by exercise, in each case will be added back to the shares of common stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of common stock or shares of common stock reacquired by the Company. No award may be granted under the Plan after the tenth anniversary of the date the Plan is adopted by the Board of Directors or the date the Plan is approved by the Company’s security holders, whichever is earlier. As of December 31, 2013, there remained 1,023,923 shares available for future issuance under the Plan.

The Plan provides for the issuance of incentive and non-qualified stock options, restricted stock awards, restricted stock unit awards and unrestricted stock awards to officers, employees, directors and consultants of the Company. Through December 31, 2013, only options to purchase shares of the Company’s common stock have been issued under the Plan. Options are generally issued with exercise prices of not less than 100% of the fair value of the Company’s common stock on the date of grant. Option grant agreements may permit the exercise of all or a portion of the award immediately at grant prior to vesting; provided that the option shares issued upon such exercise are subject to restrictions and a vesting schedule identical to the vesting schedule of the related stock option. Options exercised prior to vesting are not considered to be substantive exercises for accounting purposes; therefore, the payment received by the Company for the exercise price is recognized as a liability which is amortized into equity over the vesting term. Options granted to employees generally vest over four years, either with 25% vesting upon the one-year anniversary of the date of grant and the remaining 75% vesting monthly over the remaining 36 months or ratably over 48 months from the date of grant. Options granted to non-employees generally vest on a monthly basis over the expected service period to the Company. Options expire ten years from the date of grant. The Company issues new shares to satisfy the exercise of options to purchase shares of the Company’s common stock.
The following table summarizes the Company’s stock option activity under the Plan during the year ended December 31, 2013:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (in thousands) (1)
Outstanding as of December 31, 2012	1,448,212	$0.21	9.39	$105
Granted	631,645	$0.28
Cancelled	(13,434)	$0.12
Forfeited	(277,346)	$0.24
Exercised	(115,153)	$0.13
Outstanding as of December 31, 2013	1,673,924	$0.24	8.66	$526

Exercisable as of December 31, 2013	756,646	$0.19	8.26	$272

Vested and expected to vest as of December 31, 2013	1,673,924	$0.24	8.66	$526
______________________________________________________________________________

(1)	The aggregate intrinsic value represents the difference between the estimated fair value of the Company’s common stock and the exercise price of options that were in-the-money at the respective date.
The total intrinsic value of options exercised during the years ended December 31, 2013 and 2012 was approximately $34,000 and $23,000, respectively.

Stock-Based Compensation Expense
The fair value of options granted is estimated using the Black-Scholes-Merton option valuation model. The following table presents the weighted average assumptions used to estimate the fair value of options granted during the periods presented:

	Year Ended
	December 31, 2013	December 31, 2012

Expected volatility	66.20%	67.80%
Expected term	6.33 years	6.79 years
Risk-free interest rate	1.48%	1.11%
Expected dividend yield	–%	–%
The weighted average grant date fair value of options granted during the years ended December 31, 2013 and 2012 was $0.17 and $0.14, respectively.
The following table summarizes the effects of stock-based compensation arrangements as recorded in the accompanying statements of operations for the periods presented (in thousands):

	Year Ended
	December 31, 2013	December 31, 2012

Cost of revenue	$9	$2
Research and development	42	17
Selling and marketing	33	22
General and administrative	2	8
	$86	$49
The Company recognized stock-based compensation expense of approximately $18,000 and $25,000 during the years ended December 31, 2013 and 2012, respectively, related to stock-based compensation arrangements with non-employees and is included in the table above.
As of December 31, 2013, total unrecognized compensation cost related to unvested stock options was approximately $137,000, which is expected to be recognized over a weighted average period of approximately 2.7 years.

7. Income Taxes
In 2012 and 2013, the Company did not record a benefit for income taxes related to its operating losses incurred since inception. In assessing the ability to realize the net deferred tax assets, management considered whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based upon the level of historical U.S. losses and future projections over the period in which the net deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2012 and 2013. The increase in the valuation allowance from 2012 to 2013 principally related to the current year taxable loss.
The reconciliation of the U.S. federal statutory rate to the Company's effective tax rate is as follows:

	Year Ended December 31, 2013	Year Ended December 31, 2012
Tax at statutory rates	34.0%	34.0%
State income taxes	5.7%	5.8%
Permanent differences	(0.5)%	(0.3)%
Change in valuation allowance, net	(39.2)%	(39.5)%
Effective tax rate	—%	—%
The significant components of the Company’s deferred tax asset consist of the following at December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Net operating loss carryforwards:
Federal	$2,748	$1,279
State	471	219
Intangibles	106	114
Other	58	21
Total net deferred tax assets	3,383	1,633
Less: valuation allowance	(3,383)	(1,633)
Net deferred tax assets	$—	$—
As of December 31, 2013, the Company had federal and state net operating losses of approximately $8,081,000 and $8,079,000, respectively, which are available to offset future taxable income, if any, through 2033.
The Company has no unrecognized tax benefits. Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expenses in the accompanying statements of operations. At December 31, 2013 and 2012, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state jurisdictions. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available. The open tax years subject to future audit in the United States of America are for the years ended December 31, 2011 through 2013. The Company does not have any international operations through December 31, 2013.
8. Commitments and Contingencies
Leases
On June 30, 2011, we entered into a lease agreement for 6,159 rentable square feet of office space in Mountain View California. The initial term of the facility lease is 24 months commencing on July 11, 2011 and expiring on July 11, 2013. Base rent for the first year is $5,235 month and $5,543 per month for the second year. We are responsible for paying our proportionate share of certain operating expenses related to the facility. In accordance with the terms of the facility lease agreement, we provided a security deposit to the landlord upon execution of the lease agreement which is refundable upon expiration of the lease term. As of December 31, 2013 and 2012, the security deposit is classified as a non-current asset within other assets in the accompanying balance sheets.
On April 5, 2013 we amended the lease agreement to extend the expiration date of the lease to April 30, 2014. The base monthly rent for the extended period is $5,543 per month.
Rental expense was approximately $67,000 and $65,000 for the year ended December 31, 2013 and 2012 respectively.
Legal Matters
From time to time we may be party to litigation arising in the ordinary course of our business. We were not subject to any material legal proceedings during the years ended December 31, 2013 and 2012, and, to the best of our knowledge, no material legal proceedings are currently pending or threatened.
9. Subsequent Events
We consider events and transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates, or to identify matters that require additional disclosure. Subsequent events have been evaluated through October 2, 2014, the date these financial statements are available to be issued.
On December 31, 2013, the Company and its lender entered into an amendment to the Loan Agreement which provided additional borrowings of up to $1,000,000 through October 31, 2014. The Company borrowed the additional $1,000,000 in March 2014. Borrowings under the amended Loan Agreement bear interest at 5.0% and the repayment schedule involves monthly interest-only payments through October 2014 and then thirty monthly installment payments of principle and interest commencing in November 2014. The Company paid the entire amounts outstanding on the note payable in July 2014, in connection with the acquisition by Care.com.

On January 22, 2014, the Company entered into a lease amendment for its existing real estate lease which had an expiration date of April 30, 2014. The lease expiration date was extended to December 31, 2014 and the base monthly rent remained at $5,543 per month through that date. Additionally the lease contained a letter of intent for the parties to further extend the lease for 2015 and 2016. As of October 2, 2014 the Company has not executed an amendment, or entered into a new lease agreement thereby extending the lease.
On July 17, 2014, the Company was acquired by Care.com, Inc. (Care.com). The purchase price consisted of $22.9 million in cash and 0.4 million shares of Care.com common stock (valued at $4.3 million). In addition, up to $16.4 million in cash and up to an additional 0.1 million additional shares of Care.com common stock (valued at $1.2 million) will be payable if certain milestones are achieved in 2015 and 2016. As part of the transaction, the Company also exchanged both vested and unvested options to purchase the Company's common stock for options to purchase Care.com common stock at an exchange ratio implied by the value of the consideration received by the shareholders of the Company (valued at $3.8 million). Of this value, $5.0 million was placed in an escrow account as a holdback for potential unrecorded liabilities to satisfy indemnification provisions contained in the purchase agreement. The terms of these exchanged unvested options which were assumed by the Company were not modified.